UNAUDITED CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF MARCH 31, 2019

AND FOR THE THREE-MONTH PERIOD THEN ENDED

PRESENTED WITH COMPARATIVE FIGURES

REPORT ON REVIEW OF CONDENSED INTERIM CONSOLIDATED FINANCIAL INFORMATION

To the Shareholders, President and Directors of Pampa Energía S.A.

Introduction

We have reviewed the accompanying condensed interim consolidated financial statements of Pampa Energía S.A. (“PESA" or "the Company") and its subsidiaries, including the consolidated condensed statement of financial position as of March 31, 2019, the consolidated condensed statements of comprehensive income, the consolidated condensed statements of changes in equity and cash flows for three-month period then ended and the selected explanatory Notes.

The balances and other information for the year 2018 and for its interim periods are an integral part of these financial statements and, therefore, they should be considered in relation to those statements.

Board Responsibility

The Company's Board of Directors is responsible for the preparation and presentation of these condensed interim consolidated financial statements in accordance with International Financial Reporting Standards, adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE, for its acronym in Spanish) as professional accounting standards and added by the National Securities Commission (CNV, for its acronym in Spanish) to its regulations, as approved by the International Accounting Standard Board (IASB). Therefore, they are responsible for the preparation and presentation of the condensed interim consolidated financial statements mentioned in the first paragraph, in accordance with International Accounting Standard No. 34 "Interim Financial Reporting" (IAS 34).

Scope of review

Our review was limited to the application of the procedures established in the International Standard on Review Engagements 2410, 'Review of interim financial information performed by the independent auditor of the entity', which was adopted as review standard by Technical Pronouncement No. 33 of the FACPCE in Argentina, as approved by the International Auditing and Assurance Standard Board (IAASB). A review of interim financial information consists in making inquiries to the company personnel responsible for the preparation of the information included in the condensed interim consolidated financial statements and in the preparation of analytical and other review procedures. This review is substantially less in scope than an audit conducted in accordance with International Auditing Standards (IAS), and consequently, does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion on the consolidated statement of financial position, the consolidated statements of comprehensive income and cash flows of the Company.

Conclusion

Based on our review, no issues have come to our attention that make us believe the condensed interim consolidated financial statements mentioned in the first paragraph have not been prepared, in all material respects, in accordance with IAS 34.

Report of compliance with regulations in force

In compliance with regulations in force, we report, with respect to the Company, that:

a)

the consolidated condensed interim financial statements of the Company, are in transcription process into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, except as mentioned above, are in compliance with the provisions of the General Companies Law and pertinent resolutions of the National Securities Commission;

b)	the condensed interim financial statements of the company arise from accounting records kept in all formal respects in conformity with legal regulations;
c)	we have read the Business Summary (“Reseña Informativa”) on which, as regards these matters that are within our competence, we have no observations to make;
d)

as of March 31, 2019 the liabilities owed in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $195.4 million, which were not yet due at that date.

PRICE WATERHOUSE & CO. S.R.L

                                                (Partner)

Reinaldo Sergio Cravero

Autonomous City of Buenos Aires, May 1o, 2019

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the unaudited consolidated condensed interim financial statements of the Company.

Terms	Definitions
ADR	American Depositary Receipt
ADS	American Depositary Shares
BCBA	Bolsa de Comercio de Buenos Aires
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.
CB	Corporate Bonds
CIESA	Compañía de inversiones de energía S.A.
CINIIF	International Financial Reporting Interpretations Committee
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CNV	Comisión Nacional de Valores – Argentine Securities Commisssion
Corod	Corod Producción S.A.
CPB	Central Piedra Buena S.A.
CPD	Own Distribution Costs
Ecuador TLC	Ecuador TLC S.A.
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
ENARGAS	Ente Nacional Regulador del Gas
ENARSA / IEASA	Integración Energética Argentina S.A. (previously Energía Argentina S.A.)
ENRE	National Regulatory Authority of Electricity
Foundation	Pampa Energía Foundation committed to education (Foundation)
Greenwind	Greenwind S.A.
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
IASB	International Accounting Standards Board
IGJ	Inspección General de Justicia - General Inspection of Justice
IGMP	Minimum Notional Income Tax
INDEC	National Institute of Statistics and Census
IPIM	Índice de Precios Internos al por Mayor
IVA	Impuesto al Valor Agregado
LSC	Ley de Sociedades Comerciales
MEyM	Ministry of Energy and Mining

GLOSSARY OF TERMS: (Continuation)

Terms	Definition
NIC	International Accounting Standards
NIIF	International Financial Reporting Standards
NYSE	New York Stock Exchange
OCP	Oleductos de Crudo Pesados S.A.
OCP Ltd	Oleductos de Crudo Pesados Ltd
Oldelval	Oleoductos del Valle S.A.
Orígenes Retiro	Orígenes Seguros de Retiro S.A.
PACOSA	Pampa Comercializadora S.A.
PEB	Pampa Energía Bolivia S.A. (previously “PBI” Petrobras Bolivia Internacional S.A.)
PELSA	Petrolera Entre Lomas S.A.
PEN	Federal Executive Power
PHA	Petrobras Hispano Argentina S.A.
PISA	Pampa Inversiones S.A.
PP	Pampa Participaciones S.A.
PP II	Pampa Participaciones II S.A.
PPSL	Petrobras Participaciones S.L.
Refinor	Refinería del Norte S.A.
RTI	Tariff Structure Review
SACME	Centro de Movimiento de Energía S.A.
Salaverri, Dellatorre, Burgio & Wetzler	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil
SACDE	Sociedad Argentina de Construcción y Desarrollo Estratégico S.A.
SE	Secretary of Energy
SEC	Security and Exchange Comission
SEE	Secretary of Electrical Energy
SGE	Secretary of Energy Government

GLOSSARY OF TERMS: (Continuation)

Terms	Definition
TGS	Transportadora de Gas del Sur S.A.
The Company / Pampa	Pampa Energía S.A.
The Group	Pampa Energía S.A. and its subsidiaries
TJSM	Termoeléctrica José de San Martín S.A.
TMB	Termoeléctrica Manuel Belgrano S.A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.
Transelec	Transelec Argentina S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
US$	U.S. dollar
VAD	Vallue Added Distribution
YPF	YPF S.A.

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

For the three-month period ended March 31, 2019

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

	Note	03.31.2019	03.31.2018

Revenue	8	29,908	30,728
Cost of sales	9	(21,925)	(19,422)
Gross profit		7,983	11,306

Selling expenses	10.1	(1,829)	(1,590)
Administrative expenses	10.2	(1,900)	(2,076)
Exploration expenses	10.3	(44)	(3)
Other operating income	10.4	515	5,527
Other operating expenses	10.4	(1,038)	(3,851)
Share of profit from associates and joint ventures	5.2	756	841
Operating income		4,443	10,154

Gain on monetary position	10.5	8,080	3,977
Finance income	10.5	1,342	678
Finance costs	10.5	(3,683)	(2,667)
Other financial results	10.5	(6,381)	(3,389)
Financial results, net		(642)	(1,401)
Profit before income tax		3,801	8,753
Income tax	10.6	2,764	(2,565)
Profit of the period from continuing operations		6,565	6,188
Profit of the period from discontinued operations	5.1	-	842
Profit of the period		6,565	7,030

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Share of loss from joint ventures		61	-
Items that may be reclassified to profit or loss
Exchange differences on translation		48	-
Other comprehensive income (loss) of the period from continuing operations		109	-
Other comprehensive income of the period from discontinued operations	5.1	-	(55)
Total comprehensive income of the period		6,674	6,975

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

(Continuation)

	03.31.2019	03.31.2018
Total income of the period attributable to:
Owners of the company	6,375	5,640
Non - controlling interest	190	1,390
	6,565	7,030

Total income of the period attributable to owners of the company:
Continuing operations	6,375	4,896
Discontinued operations	-	744
	6,375	5,640

Total comprehensive income of the period attributable to:
Owners of the company	6,484	5,585
Non - controlling interest	190	1,390
	6,674	6,975

Total comprehensive income of the period attributable to owners of the company:
Continuing operations	6,484	4,428
Discontinued operations	-	1,157
	6,484	5,585

The accompanying notes are an integral part of these unaudited consolidated condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

As of March 31, 2019

presented with comparative figures

(In millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

	Note	03.31.2019	12.31.2018
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	11.1	141,673	138,554
Intangible assets	11.2	6,659	6,739
Deferred tax assets	11.3	81	89
Investments in joint ventures and associates	5.2	16,534	16,995
Financial assets at fair value through profit and loss	12.1	468	468
Other assets		36	37
Right-of-use assets		306	-
Trade and other receivables	12.2	10,064	10,553
Total non-current assets		175,821	173,435

CURRENT ASSETS
Inventories	11.4	6,061	5,729
Financial assets at amortized cost		1,822	1,474
Financial assets at fair value through profit and loss	12.1	17,596	16,928
Derivative financial instruments		166	3
Trade and other receivables	12.2	31,709	29,360
Cash and cash equivalents	12.3	4,281	10,083
Total current assets		61,635	63,577
Total assets		237,456	237,012

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

 (Continuation)

	Note	03.31.2019	12.31.2018
SHAREHOLDERS´ EQUITY
Share capital	13.1	1,875	1,874
Share capital adjustment	13.1	11,094	11,094
Share premium	13.1	20,503	20,504
Treasury shares	13.1	25	25
Treasury shares adjustment	13.1	151	151
Treasury shares cost	13.1	(1,630)	(1,652)
Legal reserve		1,002	1,002
Voluntary reserve		8,152	8,152
Other reserves		(725)	(535)
Retained earnings		23,215	16,840
Other comprehensive income		(239)	(348)
Equity attributable to owners of the company		63,423	57,107
Non-controlling interest		17,927	17,912
Total equity		81,350	75,019

LIABILITIES
NON-CURRENT LIABILITIES
Investments in joint ventures and associates	5.2	204	170
Provisions	11.5	6,598	6,095
Income tax and minimum notional income tax provision	12.6	447	1,146
Deferred revenue		274	305
Taxes payables		561	601
Deferred tax liabilities	11.3	12,277	17,018
Defined benefit plans		1,262	1,303
Salaries and social security payable		176	181
Borrowings	12.4	79,077	76,688
Trade and other payables	12.5	9,095	9,047
Total non-current liabilities		109,971	112,554

CURRENT LIABILITIES
Provisions	11.5	892	965
Deferred revenue		5	6
Income tax and minimum notional income tax provision	12.6	1,740	1,201
Taxes payables		3,511	2,274
Defined benefit plans		157	180
Salaries and social security payable		2,020	3,021
Derivative financial instruments		12	54
Borrowings	12.4	8,263	14,299
Trade and other payables	12.5	29,535	27,439
Total current liabilities		46,135	49,439
Total liabilities		156,106	161,993
Total liabilities and equity		237,456	237,012

The accompanying notes are an integral part of these unaudited consolidated condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

For the three-month period ended March 31, 2019

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

	Attributable to owners
	Equity holders of the company							Retained earnings						Non-controlling interest	Total equity
	Share capital	Share capital adjustment	Share premium	Treasury shares	Treasury shares adjustment	Treasury shares cost		Legal reserve	Voluntary reserve	Other reserves (1)	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2017	2,080	12,314	20,501	2	15	(140)		812	13,915	407	(391)	13,085	62,600	19,721	82,321
Change in accounting policies (Note 4.1.1.2) (2)	-	-	-	-	-	-		-	-	-	-	(61)	(61)	(28)	(89)
Balance as of Juanary 1, 2018	2,080	12,314	20,501	2	15	(140)		812	13,915	407	(391)	13,024	62,539	19,693	82,232

Stock compensation plans	-	-	3	-	-	3		-	-	(3)	-	-	3	6	9
Acquisition of own shares (Note 13.1) (2)	(2)	(12)	-	2	12	(238)		-	-	-	-	-	(238)	-	(238)
Merger with subsidiaries (Note 5.1.3.2) (2)	-	-	-	-	-	-		-	-	-	-	-	-	-	-
Dividens provided for or paid	-	-	-	-	-	-		-	-	-	-	-	-	-	-
Profit for the three-month period	-	-	-	-	-	-		-	-	-	-	5,640	5,640	1,390	7,030
Other comprehensive income for the three-month period	-	-	-	-	-	-		-	-	-	(55)	-	(55)	-	(55)
Balance as of March 31, 2018	2,078	12,302	20,504	4	27	(375)	-	812	13,915	404	(446)	18,664	67,889	21,089	88,978

Recomposition of legal reserve - Shareholders’ meeting 04.27.2018	-	-	-	-	-	-		190	-	-	-	(190)	-	-	-
Recomposition of volumtary reserve - Shareholders’ meeting 04.27.2018	-	-	-	-	-	-		-	5,345	-	-	(5,345)	-	-	-
Stock compensation plans	-	-	-	-	-	7		-	-	19	-	-	26	(6)	20
Acquisition of own shares (Note 13.1) (2)	(204)	(1,208)	-	204	1,208	(13,656)		-	-	-	-	-	(13,656)	(590)	(14,246)
Subsidiaries' shares acquisition	-	-	-	-	-	-		-	-	(958)	-	-	(958)	(2)	(960)
Capital reduction (Note 12.1) (2)	-	-	-	(183)	(1,084)	12,372		-	(11,108)	-	-	-	(3)	-	(3)
Distribution of dividends	-	-	-	-	-	-		-	-	-	-	-	-	(91)	(91)
Sale of share in companies	-	-	-	-	-	-		-	-	-	-	-	-	(3,899)	(3,899)
Profit for the complementary nine-month period	-	-	-	-	-	-		-	-	-	-	3,711	3,711	1,240	4,951
Other comprehensive income for the complementary nine-month period	-	-	-	-	-	-		-	-	-	98	-	98	171	269
Balance as of December 31, 2018	1,874	11,094	20,504	25	151	(1,652)		1,002	8,152	(535)	(348)	16,840	57,107	17,912	75,019

Stock compensation plans	1	-	(1)	-	-	22		-	-	(3)	-	-	19	-	19
Subsidiaries' shares acquisition	-	-	-	-	-	-		-	-	(187)	-	-	(187)	(175)	(362)
Profit for the three-month period	-	-	-	-	-	-		-	-	-	-	6,375	6,375	190	6,565
Other comprehensive income for the three-month period	-	-	-	-	-	-		-	-	-	109	-	109	-	109
Balance as of March 31, 2019	1,875	11,094	20,503	25	151	(1,630)		1,002	8,152	(725)	(239)	23,215	63,423	17,927	81,350

(1)     It includes the result of operations with non-controlling interest that do not result in a loss of control and reserves for stock compensation plans.

(2)     Notes to the consolidated financial statements as of December 31, 2018.

The accompanying notes are an integral part of these unaudited consolidated condensed interim financial statements

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS

For the three-month period ended March 31, 2019

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

	Note	03.31.2019	03.31.2018

Cash flows from operating activities:
Profit of the period from continuing operations		6,565	6,188
Profit of the period from discontinued operations		-	842
Adjustments to reconcile net profit (loss) to cash flows generated by operating activities:	14.1	438	6,580

Changes in operating assets and liabilities	14.2	271	(8,783)
Net cash used in operating activities from discontinued operations	5.1	-	(157)
Net cash generated by operating activities		7,274	4,827
Cash flows from investing activities:
Payment for property, plant and equipment		(6,086)	(2,091)
Payment for financial assets		(26,815)	(4,135)
Proceeds from financial assets sale and amortization		28,496	3,310
Collections for sales of shares in companies and property, plant and equipment		-	18
Dividends received		845	-
(Proceeds) colletion from loans		(31)	5
Recovery of investment funds, net		(1,412)	525
Net cash used in investing activities from discontinued operations	5.1	-	(41)
Net cash used in investing activities		(5,003)	(2,409)

Cash flows from financing activities:
Proceeds from borrowings		1,098	1,056
Payment of borrowings		(6,258)	(1,531)
Payment of borrowings interests		(2,208)	(1,789)
Payment for acquisition of own shares		(362)	(238)
Repayment of own debt		(97)	-
Proceeds from sales of shares in subsidiaries		(67)	-
Net cash generated by financing activities from discontinued operations	5.1	-	109
Net cash used in financing activities		(7,894)	(2,393)

(Decrease) increase in cash and cash equivalents		(5,623)	25

Cash and cash equivalents at the begining of the year	12.3	10,083	1,307
Cash and cash equivalents at the begining of the year reclasified to assets classified as held for sale		-	264
Devaluation effect on cash and cash equivalents		802	89
Inflation effect on cash and cash equivalents		(981)	(58)
(Decrease) increase in cash and cash equivalents		(5,623)	25
Cash and cash equivalents classified as held for sale		-	(161)
Cash and cash equivalents at the end of the period	12.3	4,281	1,466

The accompanying notes are an integral part of these unaudited condensed interim financial statements

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

For the three-month period ended March 31, 2019

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 1: GENERAL INFORMATION AND CORPORATE STRUCTURE

1.1.  General information

The Company is the largest fully integrated power company in Argentina and, through its subsidiaries, it participates in the electricity and oil and gas value chains.

In the generation segment, the Company has a 3,871 MW installed capacity, which represents approximately 10% of Argentina’s installed capacity, and is the second largest independent generator in the country. Additionally, the Company is currently undergoing a process to expand its capacity by 504 MW.

In the distribution segment, the Company has a controlling interest in Edenor, the largest electricity distributor in Argentina, which has approximately 3 million customers and a concession area covering the Northern part of the City of Buenos Aires and Northwestern Greater Buenos Aires.

In the oil and gas segment, the Company is one of the leading oil and natural gas producers in Argentina, with operations in 11 production areas and 7 exploratory areas and a production level of 7 million m3/day of natural gas and 5,400 barrels of oil equivalent for oil during the three-month period ended March 31, 2019. Its main natural gas production blocks are located in the Provinces of Neuquén and Río Negro. As a result of the divestment mentioned in Note 5.1, the results and cash flows of the refining and distribution segment are classified as discontinued operations.

In the petrochemicals segment, the Company has three high-complexity plants producing a wide variety of petrochemical products, including styrenics and synthetic rubber, and holding a large market share.

Finally, through its holding and others segment, the Company participates in the electricity and gas transportation businesses, conducts financial investment transactions and maintains investments in other companies having complementary businesses. In the transmission business, the Company jointly controls Citelec, which has a controlling interest in Transener, a company engaged in the operation and maintenance of a 20,933 km high-voltage electricity transmission network in Argentina with an 85% share in the Argentine electricity transmission market. In the gas transportation business, the Company jointly controls CIESA, which has a controlling interest in TGS, a company holding a concession for the transportation of natural gas with 9,231 km of gas pipelines in the center, west and south of Argentina, and which is also engaged in the processing and sale of natural gas liquids through the Cerri Complex, located in Bahía Blanca, in the Province of Buenos Aires. Additionally, the segment includes advisory services provided to related companies.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 2: REGULATORY FRAMEWORK

2.1 Generation

2.1.1. SRRyME Resolution No. 1/19 - New remuneration scheme

On March 1, 2019, SRRYME Res. No. 1/19 was published in the BO, which abrogated the remuneration scheme established by SEE Res. No. 19/17. The new scheme, applicable as from March 1, 2019, maintains a US$-denominated remuneration system.

The main changes are:

2.1.1.1. Remuneration for Available Power Capacity

Thermal Power Generators

The Resolution maintains in effect a remuneration made up of a minimum or base power capacity payment for generators with no availability commitments, and another for offered guaranteed power capacity, although with lower values than under the previous system:

-        The minimum remuneration for power capacity was reduced from US$ 5,700/MW-month to US$ 5,200/MW-month for small steam turbine units (≤ 100MW) and internal combustion engines.

-        The price of the remuneration for guaranteed power capacity decreased from US$ 7,000/MW-month to US$ 5,500 US$/MW-month, only for the autumn and spring periods.

Furthermore, the Resolution applies a coefficient derived from the unit’s average utilization factor during the last twelve months to the power capacity remuneration: a minimum 70% utilization factor is required to collect 100% of the power capacity payment; if the utilization factor ranges between 30% and 70%, the power capacity payment will range between 70% and 100%; and if the usage factor is lower than 30%, 70% of the power capacity payment will be collected.

Finally, the Resolution abrogates the additional remuneration scheme to encourage the guaranteed power capacity offered in the periods with a higher system demand.

Hydroelectric Generators

The Remuneration maintains in effect the power capacity prices set forth by SEE Resolution No. 19/17; however, the hours during which a hydroelectric generator is not available due to programmed and/or agreed maintenance will no longer be computed for the calculation of the power capacity remuneration.

Other technologies: wind power

As regards generation from unconventional sources, the Resolution abolishes the remuneration for available power capacity made up of a base price of US$ 7.5/MW and an additional price of US$ 17.5 /MW, and provides for a single remuneration value for its generated energy (see the following subsection).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 2: (Continuation)

2.1.1.2. Remuneration for Generated and Operated Energy

The remuneration for generated energy is reduced to US$ 4/MWh and US$ 7/MWh for energy generated with gas and fuel oil or diesel oil, respectively (previously, US$ 5/MWh and US$ 10/MWh, respectively).

As regards generation from unconventional sources, a single remuneration value for generated energy is established at US$ 28/MWh, irrespective of the source used. Energy generated prior to commissioning by the OED will be remunerated at 50% of the above-mentioned remuneration.

The remuneration for operated energy is reduced to US$ 1.4/MWh (previously, US$ 2/MWh).

2.1.1.3. Additional Remuneration for Efficiency and Low-Use Thermal Generators

The Resolution eliminates the incentive for efficiency and low-use/frequent startups.

2.1.1.4. Repayment of Overhauls’ Financing

As regards the return of funds delivered to generators under the loan agreements for the execution of overhauls in their units, the resolution provides as follows: (i) the application of all receivables accrued in favor of generators for their settlement, and (ii) a discount scheme in the generator’s revenues equivalent to US$ 1/MWh for each generated MW, or US$ 700/MW-month for the unit’s actual availability, whichever is higher.

2.1.2. Fuel Self-Procurement by Thermal Power Plants

In case the generator has opted to use own fuels for generation and does not have such availability upon dispatch, the power capacity availability calculation will be reduced to 50% of the actual availability. Similarly, the generator will lose its dispatch priority, and in case the OED assigns to it fuel for generation, the generated energy will be remunerated at just 50% of the approved non-fuel variable costs.

2.2   Transmission

On March 22, 2019, the ENRE issued Resolutions No. 67/19 and No. 68/19 updating Transener and Transba’s remunerations by 78.81% and 81.66%, respectively for the December 2016 – June 2018 period, applicable on the remuneration scheme as from February 2019.

2.3   Energy distribution

2.3.1 Electricity rate situation

On January 31, 2019, the ENRE issued Resolution No. 25/19, whereby it approved, under the terms of ENRE Resolution 366/2018, the new values of generation prices (power reference prices, energy stabilized prices, and those of the national fund of electricity).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 2: (Continuation)

On January 31, 2019, the ENRE also issued Resolution No. 27/19, whereby it approved the CPD value of February 2019 together with the stimulus factor, whose application was deferred until March 2019, recognizing the difference in real terms. Additionally, the ENRE determined the value to be applied for the 36 remaining installments resulting from the gradual application system established in ENRE Resolution No. 63/2017, together with the 50% of the CPD that should have been applied in the August 18-January 19 six-month period.

Furthermore, in accordance with the Federal Government’s measures announced in the first days of April 2019, there will be no more rate increases this year for the residential electric service. The increases that had already been authorized by Resolution 366/18, for Residential customers, in May and August, will be absorbed by the Federal Government.

Finally, on April 30, 2019, the Electricity Market and Renewable Resources Secretariat issued Resolution No. 14/19, which approves, among other issues, the MEM definitive winter scheduling relating to the May 1-October 31, 2019 period.

2.3.2. Framework Agreement

At the date of these condensed interim financial statements, Edenor continues to negotiate with the Federal Government the signing of a new extension for the October 1, 2017 - December 31, 2018 period, and the payment of the amounts resulting from such period. As of March 31, 2019, no revenue for this concept has been recognized by Edenor.

Additionally, and as a consequence of the transfer of jurisdiction over the public service of electricity distribution from the Federal Government to the Province of Buenos Aires and to the City of Buenos Aires provided for by Law 27,467 (Note 2.c.), Edenor will be required to undertake a review, with the new Grantors of the Concession, of the treatment to be given to low-income areas and shantytowns’ consumption of electricity as from January 1, 2019. In this framework, the Government of the Province of Buenos Aires enacted Law No. 15,078 on General Budget, which establishes that the Province of Buenos Aires will pay for the aforementioned consumption the same amount as that paid in 2018, and that any amount in excess of that shall be borne by the Municipalities in whose territories the particular shantytowns are located. Such consumption shall be previously approved by the regulatory agencies or local authorities having jurisdiction in each area.

2.3.3. Change of Jurisdiction

On February 28, 2019, the Federal Government, the Province of Buenos Aires and the City of Buenos Aires entered into an agreement to transfer the public service of electricity distribution, duly awarded by the Federal Government to Edenor under a concession agreement, to the joint jurisdiction of the Province of Buenos Aires (PBA) and the City of Buenos Aires (CABA), with the latter two assuming the capacity as Grantors of the concession of the service. In this regard, Edenor entered into an Agreement on the Implementation of the Transfer of Jurisdiction with the Federal Government, the CABA and the PBA, pursuant to which it was established that, as from the signing thereof, the control and police power over the distribution service operated by Edenor under a concession agreement will be exercised by the CABA and the PBA; that the Concession Agreement will remain in full force and effect, and the national regulations and provisions issued by both the Energy Secretariat and the ENRE will be the regarded as the applicable regulatory framework; and that the pledge on the class A shares held by PESA, representing 51% of the Edenor’s share capital, made as security for the strict compliance with the obligations resulting from the Concession Agreement, is assigned by the Federal Government to the CABA and the PBA.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 2: (Continuation)

2.4 Gas Transportation

On March 29, 2019, ENARGAS issued Resolution No. 192/2019 approving, effective as from April 1, 2019, a 26% increase in tariff schemes applicable to the natural gas transportation utility by TGS current as of March 31, 2019.

In this opportunity, ENARGAS has considered the evolution of the IPIM update index between the months of August 2018 and February 2019 to define six-monthly adjustments to TGS’ tariffs.

This increase is granted under the six-monthly tariff update of the natural gas transportation service pursuant to the provisions of the RTI process.

2.5. Tax reform

Optional Tax Revaluation

On March 27, 2019, Pampa and CPB, based on their evaluation of the domestic context and the evolution of financial variables (including the inflation rate), have exercised their option to adhere to the tax revaluation regime on their property, plant and equipment existing as of December 31, 2017 pursuant to Title X of Law No. 27,430, the tax cost of such property thus increasing to $ 15,311 million.

On exercising this option, Pampa and CPB have to pay the special tax for a principal amount of $ 1,495 million plus interest for $ 45 million under a 5 monthly installments plan. As of issuance of these financial statements, the first two installments have already been paid.

Additionally, Pampa and CPB had to waive all lawsuits and rights invoked in any previously brought judicial or administrative proceedings seeking the application of updating mechanisms on the income tax (see Notes 12.6 and 15.1). Furthermore, Pampa and CPB had to waive their rights to initiate any judicial or administrative proceeding seeking the application of such updating mechanisms regarding fiscal years ended before December 31, 2017.

Tax inflation adjustment

Law No. 27,430 provides for the application of the tax inflation adjustment set forth by Title VI of the Income Tax Law for the first, second and third fiscal year as from its effective date (in 2018) in case the IPC cumulative variation, calculated from the beginning to the end of each fiscal year, exceeds fifty-five percent (55%), thirty percent (30%) and fifteen percent (15%) for fiscal years 2018, 2019 and 2020, respectively.

Even though as of December 31, 2018 the IPC cumulative variation did not exceed 55%, the condition set for the application of the tax inflation adjustment for that first fiscal year, the Company, based on its evaluation of the domestic context, the evolution of financial variables (including the inflation and the devaluation rates) and an average of inflation forecasts from the Market expectations survey report issued by the BCRA in March 2019, estimates that as of the closing of this fiscal year, the IPC cumulative variation will exceed the 30% condition fixed for the second transition year of the tax inflation adjustment and, therefore, has applied the tax inflation adjustment in its current and deferred income tax provision.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 3: BASIS OF PREPARATION

The Argentine Securities and Exchange Commission (CNV), under Title IV: “Periodic Reporting System”- Chapter III: “Provisions applicable to the form of presentation and valuation of financial statements” - Section 1 of its Rules, has provided for the application of Technical Resolution No. 26 (TR 26) of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE), as amended, which adopts International Financing Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) for certain entities covered by the public offering regime set forth by Act No. 17811, whether on account of their capital stock or corporate bonds, or because they have requested an authorization to be covered by such regime.

These Condensed Interim Financial Statements for the three-month period ended March 31, 2019 have been prepared pursuant to the provisions of IAS 34, “Interim Financial Information”, are expressed in million pesos and were approved for their issuance by the Company’s Board of Directors on May 10, 2019.

This condensed interim financial information had been prepared under the historical cost convention, modified by the measurement of financial assets at fair value through profit or loss. These financial statements do not include all the information that would be required for complete annual financial statements and, therefore, they should be read together with the annual financial statements as of December 31, 2018, which have been prepared under IFRS.

These unaudited condensed interim financial statements for the three-month period ended March 31, 2019 have not been audited. The Company’s management estimates they include all the necessary adjustments to state fairly the results of operations for each period. The results for the three-month period ended March 31, 2019, does not necessarily reflect in proportion the Company’s results for the complete year.

The accounting policies have been consistently applied to all entities within the Group.

Restatement of financial statements

The financial statements have been stated in terms of the measuring unit current as of March 31, 2019 in accordance with IAS 29 "Financial reporting in hyperinflationary economies", using the price index established by the FACPCE based on the price index published by the INDEC, or an estimate of them when, at the time of preparing the information, they were not available.

Comparative information

Balances as of December 31, 2018 and for the three-month period ended on March 31, 2018, included in these unaudited condensed interim financial statements for comparative purposes, are derived from the financial statements at those dates stated in terms of the measuring unit current as of March 31, 2019 in accordance with IAS 29 "Financial reporting in hyperinflationary economies".

Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current period.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 4: ACCOUNTING POLICIES

The accounting policies applied in these condensed interim financial statements are consistent with those used in the financial statements for the last fiscal year prepared under IFRSs, which ended on December 31, 2018.

4.1   New accounting standards, amendments and interpretations issued by the IASB effective as of December 31, 2018 and adopted by the Company

The Company has applied the following standards and / or amendments for the first time as of January 1, 2019:

-         IFRS 16 “Leasing” (issued in January 2016)

-         IFRIC 23 "Uncertainty over Income Tax Treatments" (issued in June 2017)

-         IFRS 9 "Financial instruments" (application guidance modified in October 2017)

-         IAS 28 "Investments in associates and joint ventures" (amended in October 2017)

-         Improvements to IFRSs – 2015-2017 Cycle (amendments issued in December 2017)

-         IAS 29 - "Employee benefits" (amended in February 2018)

The impact of the initial application of IFRS 16, on the results of the operations and the financial position of the Company as from January 1, 2019, is disclosed below.

The application of the rest of the standards, modifications or interpretations did not have any impact on the results of the operations or the financial position of the Company.

4.1.1                Impacts of IFRS 16 adoption

The Company opted to apply the practical expedients permitted under IFRS 16, in relation to the lease contracts previously identified as such under IAS 17, retrospectively with the cumulative effect recognised as an adjustment to the opening balance of retained earnings as of January 1, 2019, without restating the comparative information.

The Company’s management has assessed lease contracts, as of the initial application date, and has recognised $306 million right-of-use assets, for an amount equal to the lease liability at the adoption date (which is equivalent to the present value of the remaining lease payments).

The remaining lease contracts identified relates to contracts for which the lease term ends within 12 months of the date of initial application or to short-term leases, which continue to be recognised by the Company, in a straight line basis.

The Company, at the date of initial application, maintained the recorded book value for right-of-use assets and lease liabilities previously classified as finance leases under IAS 17.

Finally, no transition adjustments were made for leases in which Pampa is a lessor.

As a result, the Company did not recognise any adjustment to the opening balance of retained earnings due to IFRS 16 initial application.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: GROUP STRUCTURE

5.1. Discontinued operations

Discontinued operations as of March 31, 2018 correspond to the following sales transactions:

5.1.1. Sale of PELSA shares and certain oil areas

On April 4, 2018, the transaction for the sale to Vista Oil & Gas S.A.B. de C.V. of the Company’s 58.88% direct interest in PELSA and direct interests in the Entre Lomas, Bajada del Palo, Agua Amarga and Medanito-Jagüel de los Machos blocks, for a price of US$ 389 million, was completed.

5.1.2. Sale of assets in the Refining and Distribution segment

On May 9, 2018, the sale of the following assets to Trafigura Ventures B.V. and Trafigura Argentina S.A., was closed: (i) the Ricardo Eliçabe refinery; (ii) the Avellaneda lubricants plant; (iii) the Caleta Paula reception and dispatch plant; and (iv) the gas stations network. Following the application of the stipulated adjustments, the transaction price amounted to US$ 124.5 million. Furthermore, after the closing of the transaction, Trafigura paid to Pampa the amount of US$ 56 million on account of crude oil purchases. Even though the Company considers that under IFRS it has transferred control over the assets, as of the issuance of these financial statements the process for the legal transfer of ownership and the actual assignment of agreements associated with the assets mentioned in subsections (ii) and (iv) is in progress due to the process for the rebranding of gas stations to the “Puma Energy” brand, owned by Trafigura, which is expected to end in the fourth quarter of 2019.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

The consolidated statement of comprehensive income related to discontinued operations is presented below:

As of March 31, 2018

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	2,761	8,044	(3,282)	7,523
Cost of sales	(1,408)	(6,711)	3,113	(5,006)
Gross profit	1,353	1,333	(169)	2,517

Selling expenses	(81)	(770)	-	(851)
Administrative expenses	(52)	(188)	-	(240)
Exploration expenses	(5)	-	-	(5)
Other operating income	67	87	-	154
Other operating expenses	(32)	(214)	-	(246)
Operating income	1,250	248	(169)	1,329

Gain on monetary position	39	15	-	54
Financial income	25	21	-	46
Financial expenses	-	(19)	-	(19)
Other financial results	(60)	52	-	(8)
Financial results, net	4	69	-	73
Income (loss) before income tax	1,254	317	(169)	1,402
				-
Income tax	(508)	(52)	-	(560)
Profit (loss) of the period from discontinued operations	746	265	(169)	842

Other comprehensive income (loss)
Items that will not be reclassified to profit or loss
Exchange differences on translation	(55)	-	-	(55)
Other comprehensive loss of the period from discontinued operations	(55)	-	-	(55)
Total comprehensive income (loss) of the period from discontinued operations	691	265	(169)	787

	Oil and gas	Refining y distribution	Eliminations	Total
Total income (loss) of the period from discontinued operations attributable to:
Owners of the company	648	265	(169)	744
Non - controlling interest	98	-	-	98
	746	265	(169)	842

Total comprehensive income (loss) of the period from discontinued operations attributable to:
Owners of the company	1,061	265	(169)	1,157
Non - controlling interest	(370)	-	-	(370)
	691	265	(169)	787

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

The consolidated statement of cash flows related to discontinued operations is presented below:

12.31.2018

Net cash used in operating activities	(157)
Net cash used in investing activities	(41)
Net cash generated by financing activities	109
Decrease in cash and cash equivalents from discontinued operations	(89)

Cash and cash equivalents at the begining of the year	264
Inflation effect on cash and cash equivalents	(14)
Decrease in cash and cash equivalents	(89)
Cash and cash equivalents at the end of the period	161

5.2.  Interest in subsidiaries, associates and joint ventures

5.2.1 Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

			03.31.2019	12.31.2018
Company	Country	Main activity	Direct and indirect participation %	Direct and indirect participation %
Corod	Argentina	Oil	100.00%	100.00%
CPB	Argentina	Generation	100.00%	100.00%
CPB Energía S.A.	Argentina	Generation	100.00%	100.00%
Ecuador TLC S.A.	Ecuador	Oil	100.00%	100.00%
Edenor (1)	Argentina	Distribution of energy	52.71%	52.18%
Enecor S.A.	Argentina	Transportation of electricity	69.99%	69.99%
HIDISA	Argentina	Generation	61.00%	61.00%
HINISA	Argentina	Generation	52.04%	52.04%
PACOSA	Argentina	Distributor	100.00%	100.00%
PEB	Bolivia	Investment	100.00%	100.00%
PEA (2)	Bolivia	Generation	-	100.00%
PEFM	Bolivia	Generation	100.00%	100.00%
Petrobras Energía Colombia Gran Cayman (3)	Colombia	Oil	-	100.00%
Petrobras Energía Ecuador	Gran Cayman	Investment	100.00%	100.00%
Energía Operaciones ENOPSA S.A.	Ecuador	Oil	100.00%	100.00%
Petrolera San Carlos S.A.	Venezuela	Oil	100.00%	100.00%
PHA	Spain	Investment	100.00%	100.00%
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PPSL	Spain	Investment	100.00%	100.00%
TGU	Uruguay	Gas transportation	100.00%	100.00%
Transelec	Argentina	Investment	100.00%	100.00%
Trenerec Energía Bolivia	Bolivia	Investment	100.00%	100.00%
Trenerec	Ecuador	Investment	100.00%	100.00%

(1)      Corresponds to effective interest considering the treasury shares in Edenor´s effect (51,76% nominal interest)
(2)        See Note 5.
(3)        Liquidated company in January 2019.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

5.2.1.       Investments in associates and joint ventures

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates and joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	Profit (loss) of the year/period	Equity	Direct and indirect participation %
Associates
Refinor	Refinery	12.31.2018	92	(563)	2,610	28.50%

Joint ventures
CIESA (1)	Investment	03.31.2019	639	1,187	18,728	50%
Citelec (2)	Investment	03.31.2019	556	361	7,886	50%
Greenwind	Generation	03.31.2019	5	(69)	(522)	50%

(1) The Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. therefore, the Company has an indirect participation of 25.50% in TGS.

(2) Through a 50% interest, the company joint controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company has an indirect participation of 26.33% in Transener.

The details of the balances of investments in associates and joint ventures is as follows:

	03.31.2019	12.31.2018
Disclosed in non-current assets
Associates
Refinor	1,064	1,064
OCP	1,080	1,446
Other	11	11
	2,155	2,521
Joint ventures
CIESA	10,949	10,812
Citelec	3,430	3,662
	14,379	14,474
	16,534	16,995
Disclosed in non-current liabilities
Greenwind (1)	204	170
	204	170

(1)        The Company provides financial assistance to this company.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

The following tables show the breakdown of the result from investments in associates and joint ventures:

	03.31.2019	03.31.2018
Associates
Oldelval	-	15
Refinor	-	17
OCP	40	-
Other	-	1
	40	33

Joint ventures
CIESA	558	575
Citelec	193	261
Greenwind	(35)	(28)
	716	808
	756	841

The evolution of investments in associates and joint ventures is as follows:

	Note	03.31.2019	03.31.2018
At the beginning of the year		16,825	13,163
Dividends	16	(1,312)	-
Share of profit		756	841
Other comprehensive income		61	-
At the end of the period		16,330	14,004

5.2.3 Investment in CIESA-TGS

Acquisition of own shares in TGS

On March 27, 2019, TGS’ Board of Directors approved a third TGS Share Buyback Program in Argentine pesos in the stock exchange (the “Share Buyback Program”). Taking into consideration TGS’ solid cash and investment position, this program was approved in view of the distortion evidenced between TGS’ economic value, as measured by its current business, and its shares’ market price.

Based on the net realized income disclosed in the financial statements for the fiscal year ended December 31, 2018, the Board of Directors set the maximum amount to be invested in the amount of $ 1,500,000 (at values effective at its creation date).

As of March 31, 2019, TGS holds 13,600,780 shares in treasury, which represent 1.71% of its total capital stock. Their market acquisition cost amounted to $ 1,575 million which, pursuant to Title IV, Chapter III, section 3.11.c of the Rules, restricts the above-mentioned net realized income amount distributable by TGS.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 5: (Continuation)

5.2.4 Other interest in Associates

Investment in OCP

On December 5, 2018, the Company, through its subsidiary PEB, entered into an agreement with Agip Oleoducto de Crudos Pesados BV for the purchase of shares representing 4.49% of OCP’s capital stock and the subordinated debt issued by such Company. On March 19, 2019, OCP was notified that on March 8, 2019, the Ecuadorian Government had granted the authorization, a precedent condition for the closing of the transaction. As of the issuance of these financial statements, the parties are working on the requirements for the closing of the transaction.

5.3. Operations in hidrocarbon consortiums

Exploration Permit in Oil Areas

The exploration license for Parva Negra Este, a block located in the Province of Neuquén granted under concession to GyP and operated by Pampa since April 2014, expired in the month of April 2019. On March 29, 2019, GyP requested that the whole Parva Negra Este block should be classified as an evaluation lot for a 3-year period. Pampa has a 42.5% interest in the Parva Negra Este block.

As a result of the delay in the approval of the drilling project at Río Atuel, an exploratory block located in the Province of Mendoza, which was filed with the Department of Environmental Protection on December 19, 2018, on February 19, 2019 the operating company, Petrolera El Trébol, requested the suspension of the term in progress for a six-month period as from obtaining such approval to complete the works committed for the second exploratory period, which was granted on March 8, 2019 pursuant to Administrative Decision No. 7/19 issued by the Department of Hydrocarbons of Mendoza. Pampa has a 33.33% interest in the Río Atuel block.

On February 22, 2019, Salta’s Provincial Executive Order No. 249/19 was passed, which granted a 12-month term extension for the third exploratory period of El Chirete, a block located in the Province of Salta and operated by High Luck Group Limited, effective as from November 18, 2018. Since the discovered field turned out to be commercially exploitable, on April 26, 2019 an application was filed for the granting of a hydrocarbon exploitation concession for the 95-km2 exploitation lot known as ‘Los Blancos’. Additionally, on April 30, 2019 a three-year extension of the third exploratory period for the permit’s remaining area was requested on considering that the exploratory potential will require additional surveys after the discovery of oil in late 2018. Pampa has a 50% interest in the El Chirete block.

Moreover, in furtherance of section 5.2 of the respective partnership agreements, the Company had timely informed to the partners of the Enarsa 1 and Enarsa 3 blocks of its decision not to take part in their reconversion into exploration permits pursuant to Section 30 of Law No. 27,007. On April 15, 2019, SGE Res. No. 195/19 and 196/19 were published in the BO informing of the relinquishment and transfer back to the Federal Government of the Enarsa 3 block, as well as the partial reconversion of the Enarsa 1 block into an exploration permit granted to YPF and the relinquishment and transfer back to the Federal Government of Enarsa 1 block’s remaining surface; therefore, Pampa no longer holds any interests in these areas.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 6: FINANCIAL RISK MANAGEMENT

6.1 Critical accounting estimates and judgments

The preparation of these unaudited consolidated condensed interim financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, and income and expenses.

Mentioned estimates and judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these unaudited condensed interim financial statements.

In the preparation of these unaudited condensed interim financial statements, management judgements on applying the Company’s accounting policies and sources of information used for the respective estimates are the same as those applied in the Financial Statements for the year ended December 31, 2018.

6.2 Financial risk management

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and price risk), credit risk and liquidity risk.

No significant changes have arisen in risk management policies since last year.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 6: (Continuation)

The following table shows the financial assets and liabilities denominated in a currency different from the Company’s functional currency.

	Type	Amount of foreign currency	Exchange rate (1)	Total 03.31.2019	Total 12.31.2018

ASSETS

NON CURRENT ASSETS
Financial instruments
Other receivables
Related parties	US$	37.1	43.250	1,605	1,592
Third parties	US$	91.3	43.150	3,940	5,375
Financial assets at fair value through profit and loss
Third parties	US$	-	-	-	150
Total non current assets				5,545	7,117

CURRENT ASSETS

Financial instruments
Financial assets at fair value through profit and loss
Third parties	US$	282.8	43.150	12,202	12,494
Trade and other receivables
Related parties	US$	26.7	43.250	1,155	412
Third parties	US$	279.8	43.150	12,073	7,515
	U$	-	-	-	5,196
	EUR	0.4	48.380	19	19
Cash and cash equivalents	US$	95.0	43.150	4,099	6,800
	EUR	0.1	48.380	5	821
Total current assets				29,553	33,257
Total assets				35,098	40,374

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 6: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 03.31.2019	Total 12.31.2018

LIABILITIES

NON CURRENT LIABILITIES

Financial instruments
Trade and other payables
Third parties	US$	6.7	43.350	289	278
Borrowings
Third parties	US$	1,681.8	43.350	72,904	71,768

Non financial instruments
Provisions
Third parties	US$	109.6	43.350	4,751	4,379
Taxes payables
Third parties	US$	7.2	43.350	312	321
Total non current liabilities				78,256	76,746

CURRENT LIABILITIES

Financial instruments
Trade and other payables
Related parties	US$	1.7	43.250	74	116
Third parties	US$	135.4	43.350	5,870	5,536
	EUR	3.0	48.700	146	206
	CHF	0.3	43.5	11	-
	SEK	1.0	4.670	5	4
Borrowings
Third parties	US$	194.1	43.350	8,412	12,803
Derivative financial instruments
Third parties	US$	0.2	43.350	9	54

Non financial instruments
Salaries and social security payable
Third parties	US$	0.3	43.350	13	12
	U$	2.6	1.289	3	-
Taxes payables
Third parties	US$	7.2	43.350	312	246
Provisions
Third parties	US$	16.5	43.350	715	756
Total current liabilities				15,570	19,733
Total liabilities				93,826	96,479
Net Position Liability				(58,728)	(56,105)

 (1) The exchange rates correspond to March 31, 2019 released by the National Bank of Argentine for U.S. dollars (US$), euros (EUR), Swiss francs (CHF) and Norwegian kroner (SEK). For balances with related parties, the Exchange rate used is the average.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 7: SEGMENT INFORMATION

The Company is an integrated energy company in Argentina, which participates in the various segments of the electricity sector, in the exploration and production of gas and oil, in petrochemicals and in the refining and distribution of fuels.

Through its own activities, subsidiaries and holdings in joint ventures and affiliates, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, HINISA, HIDISA, Greenwind, PEFMSA, PEA, TMB, TJSM and through its own electricity generation activities through Central Térmica Güemes, Loma de la Lata, Genelba, Piquirenda, Parque Pilar, Ingeniero White and EcoEnergía, the Pichi Picún Leufú hydroelectric complex and the wind power park Pampa Energía II.

Electricity Distribution, consisting of the Company’s indirect interest in Edenor.

Oil and Gas, consisting of the Company’s own interests in oil and gas areas and through its direct interest in PACOSA, Oldelval and OCP associates As of March 31, 2018, the Company has classified the results of the divestment mentioned in Note 5.1 as discontinued operations.

Refining and Distribution, As of March 31, 2018, the Company has classified the results of the divestment mentioned in Note 5.1 as discontinued operations.

Petrochemicals, comprising of the Company’s own styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

Holding and Other Business, consisting of financial investment transactions, holding activities, interests in the associate Refinor and in joint businesses CITELEC and CIESA and their respective subsidiaries, which hold the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segments based on their individual net results.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2019	Generation	Distribution of energy	Oil and gas	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	8,545	15,987	1,967	3,135	274	-	29,908
Intersegment sales	-	-	2,672	-	-	(2,672)	-
Cost of sales	(4,746)	(13,562)	(3,274)	(3,005)	-	2,662	(21,925)
Gross profit (loss)	3,799	2,425	1,365	130	274	(10)	7,983

Selling expenses	(20)	(1,498)	(152)	(72)	(87)	-	(1,829)
Administrative expenses	(314)	(674)	(522)	(45)	(345)	-	(1,900)
Exploration expenses	-	-	(44)	-	-	-	(44)
Other operating income	70	128	78	30	209	-	515
Other operating expenses	(92)	(403)	(203)	(189)	(151)	-	(1,038)
Share of profit (loss) from joint ventures and associates	(35)	-	40	-	751	-	756
Income from the sale of companies	-	-	-	-	-	-	-
Operating profit (loss)	3,408	(22)	562	(146)	651	(10)	4,443

Gain (loss) on net monetary position	3,942	3,308	2,421	268	(1,859)	-	8,080

Financial income	640	180	390	11	121	-	1,342
Financial expenses	(961)	(1,636)	(851)	(200)	(35)	-	(3,683)
Other financial results	(3,098)	(610)	(4,543)	(362)	2,232	-	(6,381)
Financial results, net	523	1,242	(2,583)	(283)	459	-	(642)
Profit (loss) before income tax	3,931	1,220	(2,021)	(429)	1,110	(10)	3,801

Income tax	(958)	(1,071)	608	129	4,056	-	2,764
Profit (loss) for the period	2,973	149	(1,413)	(300)	5,166	(10)	6,565

Depreciation and amortization	685	847	996	12	7	-	2,547

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2019	Generation	Distribution of energy	Oil and gas	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	2,847	85	(1,413)	(300)	5,166	(10)	6,375
Non - controlling interest	126	64	-	-	-	-	190

Consolidated statement of financial position as of March 31, 2019
Assets	61,283	91,936	45,994	5,997	38,139	(5,893)	237,456
Liabilities	54,290	54,972	47,831	6,272	(1,346)	(5,913)	156,106

Additional consolidated information as of March 31, 2019
Increases in property, plant and equipment	2,610	2,315	1,427	14	61	-	6,427

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	5,200	17,439	4,770	-	3,003	316	-	30,728
Intersegment sales	20	-	198	-	-	-	(218)	-
Cost of sales	(2,389)	(11,623)	(2,929)	-	(2,667)	-	186	(19,422)
Gross profit (loss)	2,831	5,816	2,039	-	336	316	(32)	11,306

Selling expenses	(40)	(1,195)	(243)	-	(112)	-	-	(1,590)
Administrative expenses	(307)	(700)	(538)	-	(164)	(367)	-	(2,076)
Exploration expenses	-	-	(3)	-	-	-	-	(3)
Other operating income	38	81	5,255	-	69	84	-	5,527
Other operating expenses	(58)	(411)	(3,243)	-	(85)	(57)	3	(3,851)
Share of profit (loss) from joint ventures and associates	(28)	-	16	-	-	853	-	841
Operating profit (loss)	2,436	3,591	3,283	-	44	829	(29)	10,154

Gain (loss) on net monetary position	1,546	1,679	864	-	315	(427)	-	3,977
Financial income	407	146	35	-	12	84	(6)	678
Financial expenses	(922)	(1,020)	(594)	-	(129)	(8)	6	(2,667)
Other financial results	(1,537)	(216)	(1,738)	-	(220)	322	-	(3,389)
Financial results, net	(506)	589	(1,433)	-	(22)	(29)	-	(1,401)
Profit (loss) before income tax	1,930	4,180	1,850	-	22	800	(29)	8,753

Income tax	(1,037)	(1,344)	(392)	-	68	140	-	(2,565)
Profit (loss) for the period from continuing operations	893	2,836	1,458	-	90	940	(29)	6,188
Profit for the period from discontinued operations	-	-	746	265	-	-	(169)	842
Profit (loss) for the period	893	2,836	2,204	265	90	940	(198)	7,030
Depreciation and amortization	939	695	821	-	89	26	-	2,570

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	859	1,475	2,209	265	90	940	(198)	5,640
Non - controlling interest	34	1,361	(5)	-	-	-	-	1,390

Consolidated statement of financial position as of December 31,2018
Assets	59,028	89,140	51,693	2,570	6,392	33,886	(5,697)	237,012
Liabilities	44,045	51,874	53,206	1,186	8,264	9,149	(5,731)	161,993

Additional consolidated information as of December 31, 2018
Increases in property, plant and equipment	952	1,318	916	-	15	58	-	3,259

The accounting criteria used by the different subsidiaries for measuring the segments’ results, assets and liabilities are consistent with those used in the financial statements. Assets and liabilities are assigned based on the segment’s activity.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTEA 8: REVENUE

	03.31.2019	03.31.2018

Sales of energy to the Spot Market	5,705	2,705
Sales of energy by contract	2,811	2,492
Other sales	29	3
Generation subtotal	8,545	5,200

Energy sales	15,923	17,366
Right of use of poles	49	55
Connection and reconnection charges	15	18
Distribution subtotal	15,987	17,439

Oil, Gas and liquid sales	1,925	4,739
Other sales	42	31
Oil and gas subtotal	1,967	4,770

Administrative services sales	272	316
Other sales	2	-
Holding and others subtotal	274	316

Petrochemicals sales	3,135	3,003
Petrochemicals subtotal	3,135	3,003
Total revenue	29,908	30,728

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 9: COST OF SALES

	03.31.2019	03.31.2018
Inventories at the beginning of the year	5,729	4,727

Plus: Charges for the period
Purchases of inventories, energy and gas	14,556	13,247
Salaries and social security charges	1,821	1,893
Benefits to personnel	93	57
Accrual of defined benefit plans	36	71
Works contracts, Fees and compensation for services	1,145	1,085
Property, plant and equipment depreciations	2,224	2,308
Intangible assets amortization	75	69
Transport of energy	34	26
Consumption of materials	505	308
Penalties (1)	430	494
Maintenance	231	195
Canons and Royalties	681	712
Environmental control	13	34
Rental and insurance	234	141
Surveillance and security	89	38
Taxes, rates and contributions	45	28
Other	45	50
Subtotal	22,257	20,756

Less: Inventories at the end of the period	(6,061)	(6,061)
Total cost of sales	21,925	19,422

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 10: OTHER ITEMS OF THE STATEMENTO OF COMPREHENSIVE INCOME

10.1 SELLING EXPENSES

	03.31.2019	03.31.2018
Salaries and social security charges	258	244
Benefits to the personnel	9	-
Accrual of defined benefit plans	4	8
Fees and compensation for services	298	316
Compensation agreements	30	-
Property, plant and equipment depreciations	104	86
Taxes, rates and contributions	230	306
Communications	64	78
Penalties	560	100
Net impairment losses on financial assets	178	404
Transport	52	48
Other	42	-
Total selling expenses	1,829	1,590

10.2 ADMINISTRATIVE EXPENSES

	03.31.2019	03.31.2018
Salaries and social security charges	682	867
Benefits to the personnel	61	40
Accrual of defined benefit plans	53	23
Fees and compensation for services	593	572
Compensation agreements	30	133
Directors' and Syndicates' fees	106	34
Property, plant and equipment depreciations	144	107
Consumption of materials	42	28
Maintenance	23	32
Transport and per diem	17	12
Rental and insurance	50	63
Surveillance and security	15	60
Taxes, rates and contributions	42	55
Communications	17	18
Institutional advertising and promotion	12	5
Other	13	27
Total administrative expenses	1,900	2,076

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 10: (Continuation)

10.3 EXPLORATION EXPENSES

	03.31.2019	03.31.2018
Geological and geophysical expenses	44	3
Total exploration expenses	44	3

10.4 OTHER OPERATING INCOME AND EXPENSES

Other operating income	03.31.2019	03.31.2018
Compensation for transaction agreemnet in Ecuador	-	4,256
Recovery of doubtful accounts	27	8
Surplus Gas Injection Compensation	-	997
Commissions on municipal tax collections	21	18
Services to third parties	206	54
Profit for property, plant and equipment sale	80	-
Onerous contract (Ship or pay)	-	37
Reversal of contingencies provision	10	6
Other	171	151
Total other operating income	515	5,527

Other operating expenses
Provision for contingencies	(332)	(261)
Decrease in property, plant and equipment	(14)	-
Allowance for uncollectible tax credits	(32)	(6)
Tax on bank transactions	(314)	(301)
Cost for services provided to third parties	(13)	(12)
Donations and contributions	(9)	(12)
Institutional relationships	(18)	(28)
Extraordinary Canon	-	(135)
Tax contingencies in Ecuador	-	(2,980)
Other	(306)	(116)
Total other operating expenses	(1,038)	(3,851)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 10: (Continuation)

Sale of the Dock Sud storage terminal

On March 6, 2019, the Company agreed with Raízen Argentina, a licensee of the Shell brand, on the sale, subject to the meeting of certain conditions precedent which are customary for this kind of transactions, of the Dock Sud storage terminal, which tank yard has a total installed capacity of 228 thousand m3.

On March 30, 2019, after the meeting of all precedent conditions, the transfer of the Dock Sud Terminal to the purchaser was completed at a price of US$ 19.5 million, plus US$ 2.0 million on account of products. The transaction resulted in profits before income tax in the amount of $ 81.2 million, which are disclosed in item “Gains/losses on the sale of Property, plant and equipment” under “Other operating income”.

10.5 FINANCIAL RESULTS

Finance income	03.31.2019	03.31.2018
RECPAM	8,080	3,977

Commercial interest	752	491
Financial interest	417	153
Other interest	173	34
Total finance income	1,342	678

Finance expenses
Commercial interest	(1,090)	(520)
Fiscal interest	(56)	(68)
Financial interest (1)	(2,288)	(1,939)
Other interest	(205)	(124)
Other financial expenses	(44)	(16)
Total financial expenses	(3,683)	(2,667)

Other financial results
Foreign currency exchange difference, net	(7,132)	(3,989)
Changes in the fair value of financial instruments	925	697
Discounted value measurement	(146)	(80)
Discounted value measurement - asset retirement obligation accretion	(18)	(17)
Results for the repurchase of corporate bonds	(16)	-
Other financial results	6	-
Total other financial results	(6,381)	(3,389)

Total financial results, net	(642)	(1,401)

(1) Net of $ 146 million and $ 406 million capitalized in property, plant and equipment for the three-month periods ended March 31, 2019 and 2018, respectively.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 10: (Continuation)

10.6 INCOME TAX AND MINIMUM NOTIONAL INCOME TAX

The breakdown of income tax charge is:

	03.31.2019	03.31.2018
Current tax	487	1,326
Deferred tax	(4,761)	1,439
Difference in the estimate of previous fiscal year income tax and the income return	99	(200)
Direct charges for income tax	1,411	-
Total gain (loss) income tax expense	(2,764)	2,565

Below is a reconciliation between income tax expense and the amount resulting from application of the tax rate on the income before taxes:

	03.31.2019	03.31.2018
Profit before tax	3,801	8,753
Current tax rate	30%	30%
Result at the tax rate	1,140	2,626
Share of profit of joint ventures and associates	(227)	(247)
Non-taxable results	(341)	(505)
Other	(88)	(32)
Gain on monetary position	629	844
Effect of tax rate change in deferred tax	1,470	(14)
Effect on the deferred tax liability for the optional tax revaluation	(6,026)	-
Difference in the estimate of previous fiscal year income tax and the income tax statement	679	(107)
Total (gain) loss income tax expense	(2,764)	2,565

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 11: NON-FINANCIAL ASSETS AND LIABILITIES

11.1 PROPERTY, PLANT AND EQUIPMENT

	Original values
Type of good	At the beginning	Translation effect	Increases	Transfers	Decreases	At the end

Land	909	-	-	-	(345)	564
Buildings	8,661	-	1	2	(52)	8,612
Equipment and machinery	43,898	1	-	358	(2)	44,255
High, medium and low voltage lines	42,187	-	1	481	(6)	42,663
Substations	15,262	-	-	371	-	15,633
Transforming chamber and platforms	8,711	-	47	59	(21)	8,796
Meters	8,745	-	1	94	-	8,840
Wells	23,469	-	126	261	-	23,856
Mining property	11,161	-	16	-	-	11,177
Vehicles	901	-	7	-	(3)	905
Furniture and fixtures and software equipment	2,806	-	32	61	(11)	2,888
Communication equipments	614	-	-	-	-	614
Materials and spare parts	1,355	-	226	(188)	(7)	1,386
Distribution storage center	403	-	-	-	(403)	-
Petrochemical industrial complex	619	-	-	(72)	-	547
Work in progress	32,723	-	5,779	(1,289)	(154)	37,059
Advances to suppliers	800	-	191	(138)	-	853
Other goods	187	-	-	-	-	187

Total at 03.31.2019	203,411	1	6,427	-	(1,004)	208,835
Total at 03.31.2018	180,400	-	3,259	-	(52)	183,607

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 11: (Continuation)

	Depreciation
					Net book values
Type of good	At the beginning	Decreases	For the year	At the end	At the end	At 12.31.2018

Land	-	-	-	-	564	909
Buildings	(3,107)	22	(74)	(3,159)	5,453	5,554
Equipment and machinery	(16,027)	1	(681)	(16,706)	27,549	27,872
High, medium and low voltage lines	(13,492)	6	(345)	(13,833)	28,830	28,695
Substations	(4,404)	-	(146)	(4,551)	11,082	10,857
Transforming chamber and platforms	(2,394)	7	(88)	(2,475)	6,321	6,317
Meters	(3,326)	-	(109)	(3,435)	5,405	5,419
Wells	(13,397)	-	(542)	(13,940)	9,916	10,072
Mining property	(4,993)	-	(288)	(5,281)	5,896	6,167
Vehicles	(656)	1	(56)	(710)	195	245
Furniture and fixtures and software equipment	(2,026)	9	(109)	(2,126)	762	780
Communication equipments	(419)	-	(7)	(425)	189	195
Materials and spare parts	(76)	-	(5)	(80)	1,306	1,279
Distribution storage center	(103)	118	(15)	-	-	299
Petrochemical industrial complex	(284)	-	(5)	(290)	257	335
Work in progress	-	-	-	-	37,059	32,723
Advances to suppliers	-	-	-	-	853	800
Other goods	(150)	-	(2)	(151)	36	36

Total at 03.31.2019	(64,854)	164	(2,472)	(67,162)	141,673
Total at 03.31.2018	(56,735)	3	(2,501)	(59,233)		124,374
Total at 12.31.2018						138,554

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 11: (Continuation)

Labor costs capitalized in the book value of property, plant and equipment during the three-month periods ended March 31, 2019 and 2018, amounted to $ 254 and $ 265 million, respectively.

Borrowing costs capitalized in the book value of property, plant and equipment during the three-month periods ended March 31, 2019 and 2018, amounted to $ 146 and $ 39 million, respectively.

11.2 INTANGIBLE ASSETS

Original values
Type of good	At the beginning	Transfers	Decrease	At the end

Concession agreements	11,372	-	-	11,372
Goodwill	1,451	(9)	-	1,442
Intangibles identified in acquisitions of companies	299	9	(5)	303
Total at 03.31.2019	13,122	-	(5)	13,117
Total at 03.31.2018	13,123	-	-	13,123

	Depreciation
Type of good	At the beginning	For the year	At the end

Concession agreements	(6,290)	(71)	(6,361)
Intangibles identified in acquisitions of companies	(93)	(4)	(97)
Total at 03.31.2019	(6,383)	(75)	(6,458)
Total at 03.31.2018	(6,081)	(69)	(6,150)

	Net book values
Type of good	At the end	At 12.31.2018

Concession agreements	5,011	5,082
Goodwill	1,442	1,451
Intangibles identified in acquisitions of companies	206	206
Total at 03.31.2019	6,659
Total at 03.31.2018	6,973
Total at 12.31.2017		6,739

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 11: (Continuation)

11.3 DEFERRED TAX ASSETS AND LIABILITIES AND INCOME TAX

The composition of the deferred tax assets and liabilities is as follows:

	03.31.2019	12.31.2018
Tax los-carryforwards	3,099	2,189
Trade and other receivables	360	514
Financial assets at fair value through profit and loss	2	2
Trade and other payables	2,105	2,167
Salaries and social security payable	60	62
Defined benefit plans	352	362
Provisions	1,435	1,331
Taxes payable	228	236
Other	5	83
Deferred tax asset	7,646	6,946
Property, plant and equipment	(16,952)	(13,963)
Investments in companies	(725)	(777)
Intangible assets	(279)	(8,076)
Trade and other receivables	(1,418)	(304)
Financial assets at fair value through profit and loss	(98)	(357)
Borrowings	(122)	(135)
Other	(248)	(263)
Deferred tax liabilities	(19,842)	(23,875)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	03.31.2019	12.31.2018
Deferred tax asset	81	89
Deferred tax liabilities	(12,277)	(17,018)
Deferred tax liabilities, net	(12,196)	(16,929)

11.4 INVENTORIES

	03.31.2019	12.31.2018

Materials and spare parts	4,152	3,919
Advances to suppliers	78	79
In process and finished products	899	1,680
Stock crude oil	932	51
Total	6,061	5,729

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 11: (Continuation)

11.5 PROVISIONS

	03.31.2019	12.31.2018
Non Current
Provisions for contingencies	5,635	5,181
Asset retirement obligation	903	853
Environmental remediation	11	14
Other provisions	49	47
	6,598	6,095

Current
Provisions for contingencies	719	729
Asset retirement obligation	74	72
Environmental remediation	98	163
Other provisions	1	1
	892	965

The evolution of provisions is shown below:

	03.31.2019
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	5,910	925	177
Increases	1,084	146	20
Reclasifications	-	(92)	-
Decreases	(36)	(1)	(74)
Gain (loss) on net monetary position	(588)	(90)	(14)
Reversal of unused amounts	(16)	89	-
At the end of the period	6,354	977	109

	03.31.2018
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	5,887	1,750	233
Increases	306	150	33
Gain (loss) on net monetary position	(2,613)	(107)	(14)
Decreases	(17)	(103)	(48)
Reversal of unused amounts	(3)	(27)	-
At the end of the period	3,560	1,663	204

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: FINANCIAL ASSETS AND LIABILITIES

12.1 FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

	03.31.2019	12.31.2018
Non current
Shares	468	468
Total non current	468	468

Current
Government bonds	12,163	12,451
Shares	44	49
Investment funds	5,389	4,428
Total current	17,596	16,928

12.2 Trade and Other receivables

	Note	03.31.2019	12.31.2018
Non Current
CAMMESA Receivable		2,944	2,934
Other		701	945
Trade receivables, net		3,645	3,879

Non Current
Tax credits		469	558
Allowance for tax credits		(5)	(12)
Related parties	16	2,090	2,062
Prepaid expenses		34	31
Financial credit		29	33
Guarantee deposits		1	1
Receivable for sale of property, plant and equipment		51	124
Surplus Gas Injection Compensation		2,970	2,961
Credit with RDSA		766	849
Other		14	67
Other receivables, net		6,419	6,674

Total non current		10,064	10,553

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

Current	Note	03.31.2019	12.31.2018
Receivables from energy distribution sales		11,586	9,302
Receivables from MAT		617	1,147
CAMMESA		6,704	5,479
CAMMESA Receivable		354	636
Receivables from oil and gas sales		1,841	3,240
Receivables from refinery and distribution sales		-	242
Receivables from petrochemistry sales		2,470	2,820
Related parties	16	509	426
Other		514	154
Allowance for doubtful accounts		(1,429)	(1,403)
Trade receivables, net		23,166	22,043

Current
Tax credits		1,355	1,131
Advances to suppliers		52	92
Advances to employees		7	9
Related parties	16	711	223
Prepaid expenses		542	68
Receivables for non-electrical activities		727	597
Financial credit		278	232
Guarantee deposits		377	526
Natural Gas Surplus Injection Promotion Program		2,353	2,956
Insurance to recover		19	235
Expenses to be recovered		190	462
Credits for the sale of property, plant and equipment		1,948	868
Other		263	234
Allowance for other receivables		(279)	(316)
Other receivables, net		8,543	7,317

Total current		31,709	29,360

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

Compensations pending settlement and/or payment for the year 2017 under Natural Gas Injection Promotion Programs

On February 21, 2019, SGE Resolution No. 54/2019 provided that the cancellation of compensations pending settlement under the natural gas injection promotion programs would be instrumented through the delivery of public debt bonds. On April 17, 2019, the Company was credited the bond for a face value of US$ 88.5 million corresponding to former PEPASA (a company absorbed by Pampa) and, as of the issuance hereof, it has collected repayments in the amount of US$ 11.8 million, equivalent to 4 installments.

As regards the outstanding receivable, estimated at US$ 54 million, the Company is conducting the necessary business before the regulatory entities to collect the cancellation bond and the owed repayments.

The movements in the allowance for the impairment of trade receivables are as follows:

	03.31.2019	12.31.2018
At the beginning	1,557	1,105
Allowance for impairment	78	364
Utilizations	(45)	(51)
Reversal of unused amounts	(27)	(9)
Gain (loss) on net monetary position	(134)	(79)
At the end of the period	1,429	1,330

The movements in the allowance for the impairment of other receivables are as follows:

	03.31.2019	12.31.2018
At the beginning	328	241
Allowance for impairment	27	104
Gain (loss) on net monetary position	(35)	(17)
Reversal of unused amounts	(41)	-
At the end of the period	279	328

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

12.3 CASH AND CASH EQUIVALENTS

	03.31.2019	12.31.2018
Cash	12	19
Banks	461	3,473
Time deposits	3,808	6,591
Total	4,281	10,083

12.4 BORROWINGS

Non Current	Note	03.31.2019	12.31.2017

Financial borrowings		11,216	10,799
Corporate bonds		62,984	60,881
CAMMESA financing		4,877	5,008
		79,077	76,688

Current

Financial borrowings		7,968	13,091
Corporate bonds		262	1,035
CAMMESA financing		-	141
Related parties	16	33	32
		8,263	14,299

(1)          As of December 31, 2018, it is net of the repurchase of Pampa Energía’s Class I Corporate Bonds maturing in 2027 for a face value of US$ 8.85 million and Edenor’s 2022 Corporate Bonds with a face value of USD 0.4 million.

As of March 31, 2019 and December 31, 2018, the fair values of the Company’s non-current borrowings (Corporate Bonds) amount approximately to $ 58,788 million and $ 54,401 million, respectively. Such values were calculated on the basis of the determined market price of the Company’s corporate notes at the end of each year (fair value level 1 and 2).

The carrying amounts of short-term borrowings approximate their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate their fair value as they are subjected to a variable rate.

The other long-term borrowings were measured at amortized cost, which does not differ significantly from its fair value.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

In the first quarter of 2019, the Company paid a total amount of US$ 24 million upon maturity, net of refinancing; provided for the early cancellation of a total amount of US$ 105 million, and refinanced a total amount of US$ 36 million having short-term maturities with financial entities.

After the closing of the period, the Company paid US$ 37 million corresponding to bank loans upon their maturity.

As of the issuance of these financial statements, the Company is in compliance with the covenants provided for in loans.

12.5 TRADE AND OTHER PAYABLES

Non Current	03.31.2019	12.31.2018

Customer contributions	111	124
Funding contributions for substations	33	37
Customer guarantees	156	156
Trade payables	300	317

ENRE Penalties and discounts	5,703	5,649
Loans (mutuums) with CAMMESA	2,413	2,529
Compensation agreements	288	278
Liability with FOTAE	212	229
Payment agreement with ENRE	32	41
Proveedores	147	-
Other	-	4
Other payables	8,795	8,730
Total non current	9,095	9,047

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

Current	Note	03.31.2019	12.31.2018

Suppliers		10,216	10,387
CAMMESA		15,555	13,200
Customer contributions		20	17
Discounts to customers		37	41
Funding contributions substations		22	19
Customer advances		375	270
Related parties	16	284	272
Other		15	21
Trade payables		26,524	24,227

ENRE Penalties and discounts		1,900	2,035
Related parties	16	12	12
Advances for works to be executed		14	16
Compensation agreements		563	533
Payment agreements with ENRE		65	72
Other creditors		210	338
Advance for asset sales		159	-
Other		88	206
Other payables		3,011	3,212

Total current		29,535	27,439

Due to the short-term nature of the payables and other payables, their carrying amount is considered to be the same as their fair value, except non-current customer contributions.

The fair values of non-current customer contributions as of March 31, 2019 and December 31, 2018 amount to $ 94 million and $ 120 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. This fair value is classified as level 3.

The book value of the compensation agreements approximates their fair value given the valuation characteristics.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

12.6 INCOME TAX AND MINIMUM NOTIONAL INCOME TAX LIABILITY

	03.31.2019	12.31.2018
Non current
Income tax, net of witholdings and advances	447	1,146
Total non current	447	1,146

Current
Income tax, net of witholdings and advances	1,695	1,030
Minimum notional income tax, net of witholdings and advances	45	171
Total current	1,740	1,201

Income tax

Due to the adherence to the tax revaluation regime detailed in note 2.5, as of the issuance of these financial statements, Pampa has waived its claim and paid the tax corresponding to fiscal year 2016, without considering the application of the inflation adjustment, plus applicable interest in the amount of $ 469 million.

Furthermore, HIDISA and HINISA hold a provision for the additional income tax liabilities which should have been assessed for fiscal years 2012 through 2017 if the inflation adjustment had not been deducted.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 12: (Continuation)

12.7 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table shows the Company’s financial assets and liabilities measured at fair value as of March 31, 2019 and December 31, 2018:

As of March 31, 2019	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	12,163	-	-	12,163
Shares	44	-	468	512
Investment funds	5,389	-	-	5,389
Derivative financial instruments	-	166	-	166
Other receivables	3	-	-	3
Total assets	17,599	166	468	18,233

Liabilities
Derivative financial instruments	-	12	-	12
Total liabilities	-	12	-	12

As of December 31, 2018	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	12,451	-	-	12,451
Trust	49	-	468	517
Investment funds	4,428	-	-	4,428
Derivative financial instruments	135	-	-	135
Other receivables	135	-	-	135
Total assets	17,198	-	468	17,666

Liabilities
Derivative financial instruments	-	54	-	54
Total liabilities	-	54	-	54

The techniques used for the measurement of assets at fair value with changes in income, classified as Level 2 and 3, are detailed below:

- Derivative Financial Instruments: calculated from variations between market prices at the closing date of the year, and the amount at the time of the contract.

- Shares: they were determined based on Income approach through the Indirect Cash Flow method (net present value of expected future cash flows) and the discount rates used were estimated taking the Weighted Average Cost of Capital (“WAAC”) rate as a parameter.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 13: EQUITY COMPONENTS

13.1 SHARE CAPITAL AND RESERVES

13.1.1 Share Capital

(i)   Stock-based compensation plan:

During the three-month period ended March 31, 2019, the Company delivered the equivalent of 290,363 own shares as payment under the stock-based compensation plan to officers and other key staff.

(ii) Share buyback program

On March 27, 2019, the Company approved a new Share Buyback Program for a maximum amount of US$ 100 million and for an initial term of 120 calendar days. Under this program, treasury shares may not cumulatively exceed the 10% of the capital stock cap, with a maximum price of the amount, in Argentine pesos, equivalent to US$ 1.04 per common share and of US$ 26 per ADR.

As of March 31, 2019, own shares in treasury represent 1.34% of the capital stock, of which 20,109,575 shares correspond to the Share Buyback Program and 5,035,746, to the Stock-based Compensation Plans for officers and other key staff.

After the closing of the period, the Company has acquired the equivalent of 43,505,875 own shares for a value of US$ 40 million under the previously mentioned Share Buyback Program.

13.1.2 Other reserves

13.1.2.1 Acquisition of own ADRs by Edenor

In its meeting held on April 8, 2019, Edenor’s Board of Directors approved the acquisition of own shares pursuant to section 64 of Law No. 26,831 and the CNV Rules under the following main terms and conditions:

•        Maximum amount to be invested: up to $ 800,000,000;

•        Treasury shares may not cumulatively exceed the 10% of the capital stock cap; Edenor currently holds 29,604,808 Series B shares in treasury, representing 3.2660% of its capital stock.

•        Price payable for the shares: up to US$ 23 per ADR at the New York Stock Exchange, or the amount in pesos equivalent to US$ 1.15 per share at Bolsas y Mercados Argentinos S.A., at the closing exchange rate of the day prior to the transaction;

•        Acquisitions will be made with net realized income; and

•        Shares may be acquired for a term of 120 calendar days as from April 9, 2019.

As of March 31, 2019, Edenor holds 29,599,508 own Series B shares in treasury, of which 6,214,480 have been acquired during this three-month interim period, for a total amount of $ 361.6 million restated in constant purchasing power, actual expenses amounting to $ 361.6 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 13: (Continuation)

Within this framework, after March 31, 2019 and until the issuance of these Condensed Interim Financial Statements, Edenor acquired through several market operations 375,700 own Series B shares with a face value of $ 1 each, for a total $ 282.3 million restated at constant purchasing power, actual expenses amounting to $ 282.3 million.

13.1.2 Acquisition of Edenor’s ADRs by the Company

After the closing of the period, the Company acquired a total of 6,804 Edenor’s ADRs at an acquisition cost of US$ 0.1 million.

13.2 EARNING (LOSS) PER SHARE

a)   Basic

Basic earnings (loss) per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the year.

b)   Diluted

Diluted earnings (loss) per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares.

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings (loss) per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning (loss) per share equal to the basic. As of March 31, 2019 and 2018, the Company does not hold any significant potential dilutive shares, therefore there are no differences with the basic earnings (loss) per share.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 13: (Continuation)

	03.31.2019	03.31.2018
Earning for continuing operations attributable to the equity holders of the Company	6,375	4,896
Weighted average amount of outstanding shares	1,875	2,078
Basic and diluted earnings per share from continuing operations	3.4000	2.3561

Earning for discontinued operations attributable to the equity holders of the Company	-	744
Weighted average amount of outstanding shares	1,875	2,078
Basic and diluted earnings per share from discontinued operations	-	0.3580

Total earning attributable to the equity holders of the Company	6,375	5,640
Weighted average amount of outstanding shares	1,875	2,078
Basic and diluted earnings per share	3.4000	2.7141

NOTE 14:  STATEMENT OF CASH FLOWS’ COMPLEMENTARY INFORMATION

14.1 ADJUSTMENTS TO RECONCILE NET PROFIT (LOSS) TO CASH FLOWS GENERATED BY OPERATING ACTIVITIES

	Note	03.31.2019	03.31.2018
Income tax		(2,764)	2,565
Accrued interest		2,480	1,973
Depreciations and amortizations	9, 10.1 and 10.2	2,547	2,570
Constitution of allowances, net	10.4 y 10.1	183	404
Constitution (recovery) of provisions, net	10.4	322	255
Share of profit from joint ventures and associates	5.2	(756)	(841)
Accrual of defined benefit plans	9, 10.1 and 10.2	93	102
Net exchange differences	10.5	7,132	3,989
Result from measurement at present value	10.5	164	97
Changes in the fair value of financial instruments		(925)	(697)
Results from property, plant and equipment sale and decreases		(67)	(5)
Compensation agreements	10.1 and 10.2	60	133
Onerous contract (Ship or pay)	10.4	-	(37)
Gain on monetary position	10.5	(8,080)	(3,977)
Other		49	49
		438	6,580

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 14: (Continuation)

14.2 CHANGES IN OPERATING ASSETS AND LIABILITIES

	03.31.2019	03.31.2018
Increase in trade receivables and other receivables	(1,457)	(6,860)
Increase in inventories	(385)	(1,622)
Increase in trade payables and other payables	4,449	288
Increase in deferred income	-	5
Decrease in salaries and social security payable	(705)	(764)
Decrease in defined benefit plans	(31)	(66)
(Decrease) increase in tax payables	(62)	2,297
Decrease in provisions	(92)	(1,809)
Income tax and minimum notional income tax paid	(1,320)	(112)
(Payments) proceeds from derivative financial instruments, net	(126)	17
Total changes in operating assets and liabilities	271	(8,626)

14.3 SIGNIFICANT NON-CASH TRANSACTIONS

	03.31.2019	03.31.2018
Significant non-cash transactions from continuing operations :
Acquisition of property, plant and equipment through an increase in trade payables	(2,207)	(2,640)
Borrowing costs capitalized in property, plant and equipment	(146)	(408)
Increase in asset retirement obligation provision	47	28
Constitution of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss	(128)	486
Dividends pending collection	467	-
Decrease in loans through compensation with trade receivables and other receivables	(306)	-

Significant non-cash transactions from discontinued operations :
Acquisition of property, plant and equipment through an increase in trade payables	-	(9)
Dividends pending collection	-	373

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 15: CONTINGENT LIABILITIES AND ASSETS

15.1 Tax claims

-         Income tax refund

Pampa, HIDISA, HINISA and CPB have filed several tax refund claims in the amount of $ 1,167 million for overpaid income taxes taking into considerations the effects of the inflation adjustment mechanism.

As a result of the incorporation into the tax revaluation system detailed in note 2.5, as of the issuance of these financial statements, Pampa and CPB have formally waved the rights invoked in the above-mentioned tax refund claims in the amount of $ 1,095 million and $ 1.6 million, respectively.

NOTA 16: RELATED PARTIES´ TRANSACTIONS

a)    Sales of goods and services

	03.31.2019	03.31.2018
Joint ventures
Transener (1)	-	11
TGS (2)	458	393
Greenwind (3)	8	-
Other related parties
SACDE (3)	-	32
Refinor (4)	201	41
Oldelval (5)	-	2
	667	479

(1) Corresponds to advisory services in technical assistance

(2) Corresponds to advisory services in technical assistance and gas and refined products sales

(3) Correspond to the provision of advisory services that include organizational, commercial, administrative, financial and human resources management aspects.

(4) Corresponds to refined products sales.

(5) Corresponds to oil sales.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 16: (Continuation)

b)   Purchases of goods and services

	03.31.2019	03.31.2018
Joint ventures
Transener	-	(2)
TGS (1)	(241)	(132)
SACME	(47)	(25)
Other related parties
SACDE (4)	(69)	-
Orígenes Vida	-	(5)
Refinor (2)	(331)	(358)
Oldelval (3)	(10)	(32)
	(698)	(554)

(1) Corresponds to natural gas transportation services.

(2) Corresponds to purchase of refined products.

(3) Corresponds to oil transportation services.

(4) Corresponds to construction services that includes execution of work and storage of materials, activated in Property, plant and equipment.

c)    Fees for services

	03.31.2019	03.31.2018
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(34)	(13)
	(34)	(13)

Corresponds to fees for legal advice.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 16: (Continuation)

d)   Other operating expenses

	03.31.2019	03.31.2018
Other related parties
Foundation (2)	(9)	(36)
	(9)	(36)

(1) Corresponds to the onerous contract (Ship or Pay).

(2) Corresponds to donations.

e)    Finance income

	03.31.2019	03.31.2018
Joint ventures
TGS	34	29
	34	29

Corresponds to finance leases.

f)    Dividends received

	03.31.2019	03.31.2018
Other related parties
CIESA	427	-
OCP	467	-
TJSM	418	-
	1,312	-

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 16: (Continuation)

g)    Balances with related parties:

As of March 31, 2019	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
TGS	348	1,604	186
Greenwind	-	482	27
SACME	-	4	-
Associates and other related parties:
Ultracore	-	-	23
Refinor	154	-	-
SACDE	7	-	6
OCP	-	-	468
Other	-	-	1
	509	2,090	711

As of March 31, 2019	Trade payables	Other payables	Borrowings
	Current	Current	Current
Joint ventures:
TGS	212	-	-
SACME	-	8	-
Associates and other related parties:
Orígenes Retiro	-	-	33
OCP	-	4	-
Refinor	72	-	-
	284	12	33

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 16: (Continuation)

As of December 31, 2018	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
TGS	319	1,592	175
Greenwind	-	464	19
SACME	-	6	-
Associates and other related parties:
Ultracore	-	-	23
Refinor	101	-	-
SACDE	6	-	6
	426	2,062	223

As of December 31, 2018	Trade payables	Other payables	Borrowings
	Current	Current	Current
Joint ventures:
Transener	4	-	-
TGS	116	-	-
SACME	-	9	-
Associates and other related parties:
Orígenes Retiro	-	-	32
OCP	-	3	-
Refinor	152	-	-
	272	12	32

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated - See Note 3)

NOTE 17: DOCUMENTATION KEEPING

On August 14, 2014, the National Securities Commission issued General Resolution No. 629, which introduced modifications to the provisions applicable to the keeping and conservation of corporate and accounting books and commercial documentation. To such effect, the Company and its subsidiary Edenor, have sent non-sensitive work papers and information corresponding to the periods not covered by the statute of limitations for their keeping in the Administración de Archivos S.A (AdeA)’s data warehouse located at Ruta 36, km 34.5, Florencio Varela, Provincia de Buenos Aires and in the Iron Mountain Argentina S.A.’s data warehouses located at the following addresses:

-        Azara 1245 –C.A.B.A.

-        Don Pedro de Mendoza 2163 –C.A.B.A.

-        Amancio Alcorta 2482 C.A.B.A.

-        San Miguel de Tucumán 601, Carlos Spegazzini, Municipality of Ezeiza, Province of Buenos Aires.

A list of the documentation delivered for storage, as well as the documentation provided for in Article 5.a.3) Section I, Chapter V, Title II of the PROVISIONS (2013 regulatory provisions and amending rules), is available at the Company headquarters.

NOTE 18: SUBSEQUENT EVENTS

18.1 General Ordinary and Extraordinary Shareholders’ Meeting

On April 29, 2019, the Company’s General Ordinary and Extraordinary Shareholders’ Meeting approved the allocation of earnings for the fiscal year ended December 31, 2018 and the increase in retained earnings as a result of the application of IAS 29, which showed profits for $ 8,435 million and $ 6,758 million, respectively, totaling $ 15,193 million as of December 31, 2018, and resolved to allocate $ 760 million to the legal reserve, and $ 14,433 million to a voluntary reserve.

Pursuant to the provisions of section 1 of General Resolution No. 777/2018 amending Section 3.e) of Chapter III, Title IV of the CNV Rules (2013 New Text as amended), decisions adopted by the Shareholders’ Meeting have been restated at constant purchasing power as of March 31, 2019; consequently, the Shareholders’ Meeting approved the allocation of $ 849 million to the legal reserve and of $ 16,134 to a voluntary reserve.

18.2 Dividend distribution - CIESA

In accordance with the powers delegated by the Ordinary and Extraordinary General Assembly of April 11, 2019, the CIESA Board of Directors is available for the payment of dividends in cash for $ 3,727 million.